Exhibit 10.1

PURCHASE AGREEMENT

BETWEEN

ASURE SOFTWARE, INC.,

AND

WELLS FARGO BANK, N.A.

DATED EFFECTIVE AS OF

 APRIL 1, 2018

TABLE OF CONTENTS
ARTICLE I DEFINITIONS		1
ARTICLE II PURCHASE OF EVOLUTION ACCOUNTS AND ASSIGNMENT OF CONTRACTS		6
2.1	Purchase and Sale	6
2.2	Closing	8
2.3	Closing Deliverables	8
2.4	Allocation of the Purchase Price	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		9
3.1	Organization and Qualification of the Seller	9
3.2	Authority	9
3.3	No Conflicts; Consents	10
3.4	Absence of Certain Changes, Events and Conditions	10
3.5	Material Contracts	10
3.6	Title to Assets	10
3.7	Personal Information	11
3.8	Material Customers	11
3.9	Legal Proceedings; Governmental Orders	11
3.10	Compliance with Laws	11
3.11	Taxes	12
3.12	Related Party Transactions	12
3.13	Names	12
3.14	Custodial Accounts	12
3.15	Brokers	12
3.16	Preferential Pricing	12
3.17	Full Disclosure	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		13
4.1	Organization and Authority	13
4.2	No Conflicts; Consents	13
4.3	Brokers	13
ARTICLE V COVENANTS		13
5.1	Access to Information	13
5.2	Restrictive Covenants	14
5.3	Public Announcements	15
5.4	Further Assurances	15
5.5	Transition Services	15
5.6	Transfer Taxes	16
ARTICLE VI BOOKS AND RECORDS		16
ARTICLE VII INDEMNIFICATION		16
7.1	Survival	16
7.2	Indemnification by Seller	17
7.3	Indemnification by Buyer	17
7.4	Certain Limitations	17
7.5	Indemnification Procedures	18
7.6	Payments	19
7.7	Tax Treatment of Indemnification Payments	20
7.8	Effect of Investigation	20

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7.9	Exclusive Remedies	20
ARTICLE VIII MISCELLANEOUS		20
8.1	Expenses	20
8.2	Notices	21
8.3	Interpretation	21
8.4	Headings	22
8.5	Severability	22
8.6	Entire Agreement	22
8.7	Successors and Assigns	22
8.8	No Third-Party Beneficiaries	22
8.9	Amendment and Modification; Waiver	22
8.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	23
8.11	Specific Performance	23
8.12	Counterparts	23
8.13	Effect of Disclosure	24

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated effective as of April 1, 2018 (the “Closing Date”), is entered into between ASURE SOFTWARE, INC., a Delaware corporation (the “Buyer”), and WELLS FARGO BANK, N.A., a national banking association (the “Seller”).

RECITALS

A.	The Seller provides payroll processing services to employers (the “Evolution Accounts”) under and pursuant to a license of the Buyer’s Evolution software product.
B.
The Seller desires to discontinue providing payroll processing services to the Evolution Accounts and desires to sell to the Buyer its relationships with the Evolution Accounts, subject to the terms and conditions of this Agreement.

AGREEMENT
In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” means valid obligations arising from sales actually made or services actually performed in the ordinary course of business under the Assumed Contracts.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Assignment Agreement” has the meaning set forth in Section 2.3(a)(i).
“Assumed Contracts” has the meaning set forth in Section 2.1(c)(ii).
“Assumed Liabilities” has the meaning set forth in Section 2.1(e).
“Agreement” has the meaning set forth in the Preamble.
“Basket” has the meaning set forth in Section 7.4(b).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Cap” has the meaning set forth in Section 7.4(a).
“Cash Consideration” has the meaning set forth in Section 2.1(b).
“Charter Documents” means, with respect to any Person, as applicable, its certificate of incorporation, by-laws or other organizational documents.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in the Preamble.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 5.1.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Covenant Breaches” has the meaning set forth in the definition of Excluded Losses.
“Covered Services” means human resource management and consulting services, COBRA administration services, Section 125 administration services, web-based time and attendance management services, 401(k) and pension administration, pay as you go workers compensation and other services typically provided to customers by an administrative services organization, along with workspace and resource management.
“Current Customers” means all Persons listed as Current Customers on Schedule 3.5.
“Custodial Accounts” has the meaning set forth in Section 3.14.
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Disclosure Schedules” has the meaning in the preamble to Article III.
“Dollars” or “$” means the lawful currency of the United States.
“Effective Time” means 12:01 a.m. on the Closing Date.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Evolution Accounts” has the meaning set forth in Recital A.
“Excluded Assets” has the meaning set forth in Section 2.1(d).
“Excluded Liabilities” has the meaning set forth in Section 2.1(e).

“Excluded Losses” means (i) any Losses for which Seller has indemnification obligations under Sections 7.2(c), 7.2(d), and 7.2(e) and Buyer has indemnification obligations under Section 7.3(c) and 7.3(d); (ii) any Losses arising from or due to Fraud by Seller or Buyer or such Party’s Affiliates; and (iii) any Losses from a breach of the restrictive covenants under Section 5.2(b) (“Covenant Breaches”); provided however neither Seller nor Buyer shall be liable to an Indemnitee for Covenant Breaches in an amount in excess of $1,000,000.
“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud in each case with the specific intent to deceive and mislead by such Person.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.14 and Section 4.1.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Indemnitee” has the meaning set forth in Section 7.1.
“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge” means, when used with respect to the Seller, the actual knowledge of a Knowledge Party or knowledge obtained or that could be obtainable by any Knowledge Party, after due inquiry and reasonable investigation, and when used with respect to a Seller personally, the actual knowledge or knowledge obtained or that could be obtained by such Seller, after due inquiry and reasonable investigation.
“Knowledge Party” means Todd Reimringer, Gregory Cook, and Braden Jeunesse.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Losses” means losses, Liabilities, damages, deficiencies, Actions, judgments, settlement payments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential or special damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Purchased Assets, the Assumed Contracts, the Current Customers, or the results of operations, condition or assets of the Seller related to the provision of payroll services with respect to the Assumed Contracts or Purchased Assets, or (b) the ability of the Seller to consummate the transactions contemplated hereby.
“Material Customers” has the meaning set forth in Section 3.8.
“New Customer Contract” has the meaning set forth in Section 2.1.
“ordinary course of business” means the ordinary course of Seller’s business with respect to the provision of payroll services, consistent with past practice, including with regard to nature, frequency and magnitude.
“Parties” means Buyer and Seller.
“Permitted Encumbrance” means those Encumbrances set forth on Schedule 1.0.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Personal Information” means information and data concerning an identified or identifiable natural Person, including, without limitation, any information specifically defined or identified in any privacy policy of the Seller as “personal information,” “personally identifiable information,” or “PII” and includes information such as (i) an individual’s name, signature, address, telephone number, social security number or other identification number; (ii) passwords, PINs, biometric data, unique identification numbers, answers to security questions and other similar forms of personal identifiers, (iii) any non-public personal information such as health information, and (iv) other sensitive personal information. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up thereof.
“Promissory Note” means that certain Subordinated Promissory Note in the original principal amount of $450,000 and representing a portion of the Purchase Price.
“Purchase Price” has the meaning set forth in Section 2.1(a).
“Purchased Assets” has the meaning set forth in Section 2.1(c).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Period” has the meaning set forth in Section 5.2(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Senior Lenders” has the meaning set forth in Section 3 of the Promissory Note.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, or penalties with respect thereto and any interest in respect of such penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Transaction Documents” means this Agreement, the Assignment Agreement, the Transition Services Agreement, and any other document executed and delivered by either party pursuant to the terms of this Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.6.
“Transition Services Agreement” has the meaning set forth in Section 2.3(a)(vi).
“Unrelated Services” means services provided by Seller to Current Customers prior to the Closing Date other than the payroll processing services provided under the Assumed Contracts.

ARTICLE II
PURCHASE OF EVOLUTION ACCOUNTS AND ASSIGNMENT OF CONTRACTS
2.1 Purchase and Sale.
a. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Assumed Contract that is assignable shall be duly assigned by the Seller to the Buyer in accordance with its terms and applicable Law, and the Buyer shall be vested with all rights, powers, and authority of the Seller with respect thereto. To the extent any such Assumed Contract is not assignable, the Seller shall use commercially reasonable efforts to cause the customer party to such non-assignable Assumed Contract to execute a new Contract (a “New Customer Contract”) vesting all right, powers and authority of the Seller with respect to such non-assignable Assumed Contract in the Buyer.  The Seller shall possess at Closing all right, power and authority that is necessary for the Seller to perform its obligations set forth in any Assumed Contract, and subject to any non-assignable Assumed Contracts, the Seller shall sell, transfer and deliver to the Buyer, free and clear of any Encumbrances (except for Permitted Encumbrances and the Assumed Liabilities), and the Buyer shall purchase from the Seller, all of its right, title and interest in, the Purchased Assets for an aggregate purchase price equaling $10,450,000, payable as provided in this Agreement (the “Purchase Price”).
b. At Closing, Buyer shall make the following payments to and for the Purchase Price:  (i) an amount equal to $10,000,000 (the “Cash Consideration”), payable as set forth below in Section 2.3(b)(i); and (ii)  the balance of the Purchase Price by delivery of the Promissory Note, duly executed by Buyer.
c. For purpose of this Agreement, the “Purchased Assets” means and includes all of the following:
i. with respect to the Assumed Contracts, all customer lists for payroll-processing services, including customer contact information, and with respect to the Assumed Contracts, all historical and other operational data related to the Current Customers and the payroll processing services Seller provided to such Current Customers since the first date Seller provided such Services to the extent such data is retained by the Seller;
ii. all rights and benefits that Seller may have under any Payroll Service Agreements used or entered into in connection with the payroll processing services provided by the Seller to Current Customers of the Evolution Accounts (the “Assumed Contracts”); and
iii. Current Customer relationships and related data pertaining to the services and the relationships with respect to the payroll processing services provided under the Assumed Contracts.
d. Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, it is understood that all assets of the Seller other than the Purchased Assets, including, for the elimination of doubt, the following assets with respect to the Purchased Assets, to the extent applicable shall be specifically excluded from transferring to the Buyer (the “Excluded Assets”):

i. all cash, cash equivalents and marketable securities (investments in stocks, bonds and mutual funds) on hand or on deposit with any financial institution;
ii. all employees providing payroll processing services on the Seller’s behalf;
iii. all equipment, software and other fixed or intangible assets used in the provision of payroll services that are not specifically identified in Section 2.1(c) of the Agreement;
iv. all Tax refunds, overpayments, and credits with respect to the Seller, the Purchased Assets, the Assumed Liabilities, and the Assumed Contracts for any taxable period (or portion thereof) ending on or prior to the Closing Date;
v. all Accounts Receivable as of the Closing Date; and
vi. all other Contracts, relationships, customer lists, goodwill, and Intellectual Property (including specifically any licensed software or related product, service or solution sublicensed or offered for use by or through the Seller to a customer for the purpose of providing payroll processing services, and regardless of whether the licensed software or related product, service or solution is sublicensed to or made available for use by a customer on a freestanding, bundled, or integrated arrangement basis, including the software platform known as “Evolution”).
e. Assumed Liabilities.  At the Closing, subject to the Transition Services Agreement, the Buyer shall assume the obligations of Seller (collectively the “Assumed Liabilities”) under the Assumed Contracts solely to the extent the liability or obligation arises in connection with events or conditions that occur, or are to be performed, from and after the Closing Date. Notwithstanding the foregoing, the Buyer shall not assume (A) any liabilities or obligations arising out of any breach of any provision of any Assumed Contract prior to the Closing Date by Seller and (B) any late penalties arising prior to the Closing Date. Buyer shall assume no other liabilities or obligations of the Seller, other than the Assumed Liabilities. Buyer shall not be or become liable for any claims, demands, liabilities or obligations, other than the Assumed Liabilities and Buyer shall become the assignee of the Assumed Contracts and shall be vested with all rights, powers and authority of Seller with respect thereto and in accordance with each Assumed Contract’s terms and conditions and applicable Law and shall purchase the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances and the Assumed Liabilities. The liabilities and obligations retained by Seller shall be referred to as the “Excluded Liabilities” and shall include all Liabilities of Seller arising from, or in connection with, the Current Customers, the Assumed Contracts, the use or ownership of the Purchased Assets by Seller or the operation of the business of Seller, including the provision of payroll processing service prior to the Closing Date, together with all continuing business activities of Seller from and after the Closing Date,  including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to or after the Closing, of any federal, state or local Law, including in connection with the maintenance and operation of Custodial Accounts. The Excluded Liabilities shall further include, without limitation, (a) all Liabilities and obligations relating to the Excluded Assets; (b)

all Taxes with respect to the Seller, the Purchased Assets, the Assumed Liabilities, and the Assumed Contracts for any taxable period (or portion thereof) ending on or prior to the Closing Date; (c) all Liabilities and obligations to any employees of Seller; and (d) all Liabilities and obligations of Seller under any contract, lease, instrument or other agreement (verbal or written) to which Seller is a party or by which Seller is bound or any amounts due arising out of the termination thereof.
2.2 Closing. The closing of the transactions set forth in this Agreement (the “Closing”) shall take place at a time coincident with the execution of this Agreement by the delivery of the Closing Deliverables set forth in Section 2.3 in such manner and at such time as mutually agreed to by the Parties.
2.3 Closing Deliverables.
a. By Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:
i. an assignment and assumption agreement and bill of sale of the Purchased Assets, duly executed by the Seller (the “Assignment Agreement”);
ii. an acknowledgment of the Promissory Note duly executed by Seller;
iii. a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Seller is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
iv. a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
v. a certificate of existence from the Office of the Comptroller of Currency dated no earlier than March 1, 2018;
vi. a transition service agreement in the form mutually agreed to by the Seller and Buyer, duly executed by Seller (the “Transition Services Agreement”); and
vii. such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
b. By Buyer.  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:
i. the Cash Consideration to the Seller by wire transfer of immediately available funds to an account designated in writing by such Seller;
ii. the Promissory Note duly executed by Buyer;

iii. the Assignment Agreement, duly executed by the Buyer;
iv. a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
v. a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
vi. the Transition Services Agreement, duly executed by the Buyer;
vii. any other Transaction Documents, duly executed by Buyer; and
viii. such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
2.4 Allocation of the Purchase Price. The Parties agree to work in good faith to allocate the Purchase Price, including all adjustments thereto, among the Purchased Assets, the Assumed Contracts and the Assumed Liabilities in accordance with Section 1060 of the Code and the Treasury Regulation promulgated thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the schedules delivered to the Buyer pursuant to this Agreement (the “Disclosure Schedules”), the Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the Closing Date and as of the Effective Time.
3.1 Organization and Qualification of the Seller. The Seller is a national banking association duly incorporated, validly existing and in good standing under the Laws of the United States, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it with respect to the Evolution Accounts and to carry on the business related thereto as it has been and is currently conducted.  The Seller is licensed or qualified to do business and is in good standing in each jurisdiction in which the provision of payroll services with respect to the Evolution Accounts as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
3.2 Authority. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and any Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this

Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. When each Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms.
3.3 No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller; (iii) require consent from, notice to, or other action by any Person under any Assumed Contract to which the Seller is bound; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Seller with respect to the Assumed Contracts.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
3.4 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.4, since February 28, 2018, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Seller, any termination of, nor to Seller’s Knowledge has the Seller received any notice of termination for, any Payroll Service Agreement with respect to an Evolution Account customer.
3.5 Material Contracts. Schedule 3.5 contains a complete and correct list of (a) the names of the Current Customers, and (b) revenue generated under the Assumed Contracts in 2017 and from January 1, 2018 through the Closing Date. Schedule 3.5 was prepared in good faith, is true and correct in all material respects and is consistent with the Seller’s books and records and historical practices. The Assumed Contracts include all of the Payroll Service Agreements used or entered into in connection with the payroll processing services provided by Seller to Current Customers of the Evolution Accounts. All of the Assumed Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms and no such Assumed Contract is subject to any claim, charge, set-off or defense, and except those rights and benefits which a Person has as a party or beneficiary to an Assumed Contract, no event has occurred or circumstance exists that would give any Person (including Seller) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, any such Assumed Contract. There are no pending renegotiations of any of the Assumed Contracts. To Seller’s Knowledge, no Current Customer that is a party to any Assumed Contract has informed Seller that it intends to terminate or cancel the Assumed Contract after Closing.
3.6 Title to Assets.
a. Each Assumed Contract that is assignable shall be duly assigned by the Seller to the Buyer in accordance with its terms and applicable Law, and the Buyer shall be vested with all rights, powers and authority of the Seller with respect thereto. To the extent any such Assumed Contract is not assignable, Seller shall use commercially reasonable efforts to cause the customer party to such non-assignable Assumed Contract to execute a New Customer Contract vesting all right, powers and authority of the Seller with respect to such non-assignable Assumed Contract in the Buyer. Seller possesses all right, power and authority that is necessary for the Seller to perform its obligations set forth in any Assumed Contract.
b. The Seller possesses good and marketable, indefeasible title to (A) the Purchased Assets described in Section 2.1(c)(i), and (B) the rights and benefits under the Assumed Contracts, free and clear of all Encumbrances, except the rights and benefits of the Current Customers under the Assumed Contracts and except any Permitted Encumbrances.
3.7 Personal Information. The Seller has the right and authority to use Personal Information in the ordinary course of business and to transfer such Personal Information to the Buyer, and all such Personal Information is stored in electronic form on servers maintained by the Seller, and accessible only to the authorized employees of the Seller.  All Personal Information is, and has at all times been, used and maintained in all material respects in accordance with applicable Law and in accordance with the terms of the Assumed Contracts.  The Seller has used commercially reasonable efforts to design, engineer, install and operate its computer systems so as to be secure and prevent unauthorized use or access in any manner to the Personal Information.  To the Knowledge of the Seller, the Seller’s computer systems have not been compromised through unauthorized use or access to Personal Information.  Seller has provided to Buyer true, complete and current copies of any privacy policies established for customers or in connection with the payroll processing business, and Seller is in compliance in all material respects with such privacy policies, as well as any other privacy requirements imposed by any Governmental Entity.  The Seller has written policies related to information security. The Seller has handled, maintained, processed and used Personal Information only in connection with the provision of services to a customer and, in each such case, only in compliance with the instructions of the customer.
3.8 Material Customers. Current Customers listed on Schedule 3.8 who have paid aggregate consideration to the Seller for goods or services rendered in an amount greater than or equal to $5,000, for each of the two most recent fiscal years are, collectively, the “Material Customers.” The Seller has not received any notice that any of its Material Customers have ceased, or intend to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Seller. Schedule 3.8 also identifies any affiliations or other relationships between Material Customers, to the Knowledge of the Seller.
3.9 Legal Proceedings; Governmental Orders.
a. There are no Actions pending or, to the Seller’s Knowledge, threatened (a) against or by the Seller affecting the Assumed Contracts, Purchased Assets or Seller’s ability to provide payroll services under the Assumed Contracts; or (b) against or by the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
b. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any properties or assets of Seller related to the Assumed Contracts, the Purchased Assets or Seller’s ability to provide payroll services under the Assumed Contracts. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order with respect to the Assumed Contracts, the Purchased Assets or Seller’s provision of the payroll services under the Assumed Contracts.
3.10 Compliance with Laws. The Seller has complied, and is now complying, with all Laws applicable to the Assumed Contracts and the provision of payroll services thereunder.

3.11 Taxes. Except as set forth in Schedule 3.11:
a. All material Tax Returns required to be filed on or before the Closing Date by the Seller with respect to the Purchased Assets, the Assumed Liabilities, and the Assumed Contracts have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Seller have been, or will be, timely paid.
b. There are no Liens on any of the Purchased Assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.
3.12 Related Party Transactions. No executive officer nor director of the Seller or any Person owning 5% or more of the equity interest of the Seller (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Seller or any of its assets, rights or properties with respect to an Assumed Contract or has any interest in any of the Purchased Assets.
3.13 Names. With respect to the Evolution Accounts, Seller provides payroll services under the name “Wells Fargo Business Payroll Services” and has used no other names in connection with these services.
3.14 Custodial Accounts.  The Seller does not maintain, monitor or otherwise handle custodial accounts in connection with payroll processing services for the Evolution Accounts (the “Custodial Accounts”). All Custodial Accounts are and have been maintained in material accordance with all applicable Laws. Funds deposited in the Custodial Accounts have been used solely for the purpose of funding payroll and withholding Tax obligations of the Current Customers in accordance with the terms of Contracts with the Current Customers, and the Seller has timely remitted all payroll and withholding taxes on behalf of such Current Customers. Nothing has occurred with respect to any Custodial Account that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to any Actions, Liabilities or Losses of any kind.
3.15 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Seller.
3.16 Preferential Pricing.  Except as set forth in Schedule 3.16, Seller does not provide any preferential pricing or fees for Unrelated Services to Current Customers due to their Evolution Account. The Seller agrees that for a period of twelve (12) months from the Closing Date, the Seller shall continue to provide the fee waivers listed as numbers 1 and 2 under Schedule 3.16 for Current Customers who have such fee waivers in place as of the Closing Date. The Buyer acknowledges that the Seller or its Affiliates may, in the ordinary course of business, change the pricing or fees for Unrelated Services provided to Current Customers.
3.17 Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the Closing Date and as of the Effective Time.
4.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and any Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer, and (assuming due execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms. When each Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.
4.2 No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or (c) except for consent of the Buyer’s principal secured lender, require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents
4.3 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Buyer.
ARTICLE V
COVENANTS
5.1 Access to Information. For a period of five (5) years from and after the Closing Date, the Seller shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets and the Current Customers, as such information relates to the Evolution Accounts (collectively, “Confidential Information”), except to the extent that such information (a) is generally available to or known by the public other than through a disclosure by Seller, any of its Affiliates or its Representatives in violation of this Agreement; or (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Closing from sources which, at the time of disclosure, are not known by the Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Seller confirms that its Representatives with knowledge of this Agreement or the transactions contemplated by this Agreement have been advised that United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. If the Seller or any of its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Buyer in writing so that the Buyer may seek a protective order and/or waive the Seller’s or its Representatives compliance with the provisions hereof, and the Seller shall disclose only that portion of such information which the Seller is advised by its counsel is legally required to be disclosed.  Notwithstanding anything in this paragraph to the contrary, the Seller and its Affiliates and Representatives may disclose Confidential Information without prior notice to the Buyer to the extent required in the course of inspections or inquiries by federal or state regulatory agencies that regulate the Seller or any of the Seller’s Affiliates’ operations.
5.2 Restrictive Covenants. In consideration of the benefits, economic or otherwise, that the Seller and Buyer, respectively, will derive as a result of this Agreement and in order to promote and protect the legitimate business interests of the Seller and Buyer and each of its Affiliates, the Seller and Buyer hereby agree to the following restrictive covenants to induce the other Party to enter into this Agreement which such covenants are a material inducement and integral to such other Party entering into this Agreement and upon which such other Party and its Affiliates are relying upon.
a. Disclosure. Schedule 3.5 contains a true and correct list of the Current Customers as of the Closing Date.
b. Non Solicitation of Customers.
i. For a period of three (3) years from the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates, and any employees or independent contractors of each such Seller and any of its Affiliates, to directly or indirectly (A) solicit or entice, or attempt to solicit or entice, any Current Customers for purposes of acquiring or diverting their business or services from the Buyer with respect to the services provided under the Assumed Contracts, or (B) contract with any Current Customers to provide products or services that are provided under the Assumed Contracts.
ii. During the Restricted Period, the Buyer shall not, and shall not permit any of its Affiliates, and any employees or independent contractors of each such Buyer and any of its Affiliates, to directly or indirectly (i) solicit or entice, or attempt to solicit or entice, any Current Customers for purposes of acquiring or diverting their business or services from the Seller with respect to any Unrelated Services provided by the Seller to such Current Customers or (ii) contract with any Current Customers to provide Unrelated Services; provided however, nothing shall restrict Buyer from providing the Covered Services to Current Customers.
c. Remedies. The Seller and the Buyer each acknowledge and agree that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 5.2 and that, in such event, such Party and its Affiliates, in addition to any other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 5.2 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation).  Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm.  In the event of an alleged breach or violation by a Party of any of the provisions of this Agreement, the Restricted Period will be tolled for such Party until such alleged breach or violation is resolved.
d. Acknowledgement. The Seller and Buyer acknowledge and agree that (i) during the Restricted Period, a Party and its Affiliates would be irreparably damaged if the other Party were to solicit the Current Customers for the purpose of competing  in violation of this Section 5.2 and that any such competition would result in a significant loss of goodwill for which money damages would be an insufficient remedy, (ii) the value of the trade secrets and other Confidential Information related to the Current Customers arises from the fact that such information is not generally known in the marketplace, (iii) the Seller’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) each Party  has and will have such sufficient knowledge of the Seller’s trade secrets and other Confidential Information that, if such Person were to compete in violation of this Section 5.2 during the Restricted Period, such Party would cause irreparable harm to the other Party, (v) the covenants and agreements set forth in this Section 5.2 are in additional consideration of the agreements and covenants of the Buyer and Seller under this Agreement and were a material inducement to each Party to enter into this Agreement and to perform its obligations hereunder, and that such Party and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the other Party breaches the provisions set forth in this Section 5.2, and (vi) the restrictions contained in this Section 5.2 are reasonable in all respects (including, with respect to subject matter and time period) and are necessary to protect such Party’s interest in, and the value of, the Current Customer and the Assumed Contracts or Unrelated Services, as the case may be, including, the goodwill inherent therein.
e. Enforcement.  If, at the time of enforcement of any of the provisions of this Section 5.2, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period or scope reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.
5.3 Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
5.4 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.
5.5 Transition Services. From and after the Closing Date, Seller will assist Buyer with the transition of the Current Customers, including Seller’s obligations under the Assumed Contracts, to the Buyer under and pursuant to the terms of the Transition Services Agreement.

5.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Seller or any of their Affiliates in connection with this Agreement and the sale of the Purchased Assets, Assumed Liabilities, and Assumed Contracts (“Transfer Taxes”) will be borne 50% by the Seller and 50% by the Buyer. The Party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of the Transfer Taxes described in this Section 5.6, and the other Party shall cooperate with respect thereto as reasonably necessary. The Parties will cooperate to effectuate the allocation of responsibility for Transfer Taxes as provided for hereunder and in Article II, and to provide prompt payment to the other if necessary to effect the same. The Parties will reasonably cooperate as may be necessary to establish the applicability of any available Transfer Tax exemption.
ARTICLE VI
BOOKS AND RECORDS
From and after the Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s Representatives to have reasonable access to the books and records of such Party related to the Assumed Contracts, and to the personnel responsible for preparing and maintaining such books and records, if available, in each case to the extent necessary to (1) defend or pursue any Action, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting Party and such requesting Party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense; and (c) maintain and preserve such Party’s books and records at such Party’s expense.  If requested by the other Party, the requesting Party will provide reasonable substantiation of such requesting Party’s purpose for such access to show that such access is for any of the foregoing purposes.  Under no circumstance will the Seller provide the Buyer with access to its income Tax Returns.
ARTICLE VII
INDEMNIFICATION
7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties and indemnification obligations contained in this Agreement shall survive the Closing Date and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that (a) the Fundamental Representations and any indemnification obligations for their breach shall survive until the date which is five (5) years from the Closing Date; (b) any claims or Losses related to Taxes (including a breach of the representation and warranty under Section 3.11) and the indemnification obligations related to such claims or Losses shall survive for the statute of limitations for such claim or Loss, plus 60 days; and (c) any claims or Losses arising from or related in any way to Fraud and the indemnification obligations related to such claims or Losses shall survive the Closing Date indefinitely. All covenants and agreements of the Parties contained in this Agreement to be performed at or prior to the Closing shall survive the Closing for thirty (30) days after the Closing Date, and all other covenants and agreements of the Parties contained in the Agreement shall survive the Closing in accordance with their respective terms. The obligations to indemnify, defend and hold harmless a Buyer Indemnitee or Seller Indemnitee (in either case, an “Indemnitee”) will terminate on the applicable survival termination date; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing and in compliance with the terms of Section 7.5 hereof by notice from the Indemnitee to the other Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims (and only such claims) shall survive until finally resolved.
7.2 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, the Seller shall indemnify and defend the Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
a. any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any Transaction Document;
b. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
c. the Assumed Contracts and the obligations of the Seller thereunder prior to the Closing Date;
d. any and all obligations of every kind and description, contingent or otherwise arising from or related to the Excluded Assets or any Excluded Liabilities; or
e. the collection, deposit or remittance of payroll funds on behalf of the Current Customers and the maintenance and operation of Custodial Accounts prior to the Closing Date.
7.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, the Buyer shall indemnify and defend the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
a. any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document;
b. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement;
c. the Assumed Contracts and the obligations of the Buyer thereunder from and after the Closing Date, except to the extent arising in connection with the Transition Services Agreement in which case the indemnification obligations under Section 4 of such agreement shall apply; or
d. the collection, deposit or remittance of payroll funds on behalf of the Current Customers and the maintenance and operation of Custodial Accounts from and after the Closing Date, except to the extent arising in connection with the Transition Services Agreement in which case the indemnification obligations under Section 4 of such agreement shall apply.
7.4 Certain Limitations. The indemnifications provided for in Sections 7.2 and 7.3 shall be subject to the following limitations:

a. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2 or for which Buyer shall be liable pursuant to Section 7.3 shall not exceed $450,000 (the “Cap”). The Cap shall not apply to the Excluded Losses.
b. No Buyer Indemnitee will be entitled to any indemnification pursuant to Section 7.2 and no Seller Indemnitee will be entitled to any indemnification pursuant to Section 7.3 unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to $50,000 (the “Basket”), in which event the Seller or Buyer, as applicable, will be required to pay or be liable for all such Losses from the first dollar. The Basket shall not apply to the Excluded Losses.
c. Neither Party shall have any right of contribution from an Indemnitee with respect to any Loss for which a Party is required to indemnify such Indemnitee pursuant to this Article VII.
d. For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.
7.5 Indemnification Procedures.
a. Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the a Party is obligated to provide indemnification under this Agreement (the “Indemnifying Party”), the Indemnitee shall give the Indemnifying Party reasonably prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence of the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnifying Party, or (y) seeks an injunction or other equitable relief against the Indemnitees. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense of the Third Party Claim. The fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 7.5(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
b. Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.
c. Direct Claims. Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnifying Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of their professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.
7.6 Payments.
a. From and after the Closing (but subject to the terms and conditions of this Article VII), any Losses of the Buyer Indemnitees for which Seller is liable under this Agreement will be paid first by reducing the outstanding principal amount of the Promissory Note by the amount of such Losses, as finally agreed to by the Seller or finally adjudicated as payable pursuant to this Article VII.
b. To extent there is a Loss to which the Seller is obligated to indemnify a Buyer Indemnitee and the Promissory Note has either been paid or been reduced to zero in accordance with Section 7.6(a), or for a Loss to which the Buyer is obligated to indemnify a Seller Indemnitee, the Seller or Buyer (whichever is the Indemnifying Party) shall satisfy its obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds in the amount of such Losses to an account designated in writing by the Indemnitee(s). The Parties agree that should the Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.
c. Notwithstanding the above, if a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to this Article VII in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date under the Promissory Note, the failure of Buyer to make a required payment of principal in the amount and to the extent of the amount of Losses alleged in good faith in such claim for indemnification when due will not constitute an event of default under this Agreement.
7.7 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
7.8 Effect of Investigation. The representations, warranties and covenants of the Buyer and Seller, and the Indemnitees’ right to indemnification under this Article VII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitees (including by any of their Representatives) or by reason of the fact that the Indemnitees or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
7.9 Exclusive Remedies. Subject to Section 8.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party to this Agreement in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of its respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief.
ARTICLE VIII
MISCELLANEOUS
8.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):
If to the Seller:	Wells Fargo Bank, N.A. 1650 West 82nd Street, Suite 300 Bloomington, MN 55431 Attention: Todd Reimringer, Executive Vice President Email: todd.a.reimringer@wellsfargo.com with a copy to:
Wells Fargo & Company
Wells Fargo Center
Sixth and Marquette
Minneapolis, MN 55479
MAC N9305-173
Attention:  Robert L. Lee, Senior Vice President, Assistant Secretary and Senior Company Counsel
Email: robert.l.lee@wellsfargo.com

If to Buyer:	Asure Software, Inc. 3700 N Capital of Texas Hwy #350 Austin, Texas 78746 Attention: Patrick Goepel, Chief Executive Officer E-mail: PGoepel@asuresoftware.com

with a copy to:	Messerli & Kramer P.A. 100 South Fifth Street, Suite 1400 Minneapolis, Minnesota 55402 Attention: Katheryn A. Gettman, Esq. Email: kgettman@messerlikramer.com

8.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.
8.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
8.6 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided, that no Party will be deemed to be unreasonably withholding their consent to any assignment that assigns any Party’s payment obligations under this Agreement or any other Transaction Document. Notwithstanding the foregoing, the Buyer may collaterally assign its rights under this Agreement to the Senior Lenders, without the Seller’s consent. No assignment shall relieve the assigning party of any of its obligations under this Agreement.
8.8 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of all Parties. Any failure of the Buyer, on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Seller), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
a. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
b. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR TO THE EXTENT SUCH COURT DECLINES JURISDICTION, FIRST TO ANY FEDERAL COURT, OR SECOND, IN THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).
8.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.13 Effect of Disclosure. Disclosure of any item in any part of the Disclosure Schedules shall be deemed to be disclosed on any other section of the Disclosure Schedules where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face, provided that an express cross reference is provided to such other section of the Disclosure Schedules and sufficient detail is provided to clarify such cross reference.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.
ASURE SOFTWARE, INC.

/s/ Patrick Goepel
By:  Patrick Goepel
Its:   President and Chief Executive Officer

WELLS FARGO BANK, N.A.

/s/ Todd A. Reimringer
By: Todd A. Reimringer
 Its:  Executive Vice President

[Signature page to Purchase Agreement]